Exhibit 3.4

BOARD RESOLUTION

OF

TOCCA Life Holdings Inc.

2180 N. Park Ave, Unit 200

Winter Park, FL 32789

The undersigned, being the Director of TOCCA Life Holdings Inc.

a New York corporation, does hereby, consent to the adoption of the following resolutions:

RESOLVED, that the Board of Directors, hereby adopts and approves the 2023 Warrant plan attached.

RESOLVED that the Company agrees to have as the 2023 Warrant plan attached to be effective on February 28, 2023.

AND FURTHER RESOLVED that the Board of Directors hereby authorizes the 2023 Warrant plan attached to be effective on February 28, 2023.

IN WITNESS WHEREOF, the undersigned Director has executed this consent as of this 28th day of February 2023.

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TOCCA LIFE HOLDINGS INC.

2023 WARRANT PLAN

1.	Purpose of the Plan. The purpose of this TOCCA Life Holdings Inc. (the “Company”) 2023 Warrant Plan (the “Plan”) is to offer certain Investors of the Company or any Affiliate the opportunity to acquire a proprietary interest in the Company by the issue of warrants to purchase shares of Common Stock of the Company. Warrants issued under the Plan may be immediately exercisable, or may be exercisable in installments, as determined by the Administrator at the time of issue.

2.	Definitions. As used herein, the following definitions shall apply.

“Administrator” means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

“Affiliate” means any parent or subsidiary (as defined in Section 424(e) and (f) of the Code) of the Company.

“Board” means the Board of Directors of the Company.

“Committee” means a committee appointed by the Board in accordance with Section 4 of the Plan.

“Common Stock” means the common stock of the Company.

“Company” means TOCCA Life Holdings Inc.

“Corporate Transaction” means (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company, or (iii) any reverse merger in which the Company remains the surviving entity following its acquisition by another entity.

“Disability” means total and permanent mental or physical disability as defined in Section 22(e)(3) of the Code.

“Employee” means any person, including officers and directors, employed by the Company or any Affiliate. The payment of a director’s fee by the Company shall not be sufficient by itself to constitute “employment” by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)                    If the Common Stock is listed on any established stock exchange or a national market system including without limitation the Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid price, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

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(ii)                  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination; or

(iii)                In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

“Holder” means a Person or Business who receives a Warrant.

“Investor” means a Person or Business who commits money to the Company in order to gain a financial return.

“Plan” means this TOCCA Life Holdings Inc. 2023 Warrant Plan.

“Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 11 below.

“Warrant” means a stock warrant issued pursuant to the Plan.

3.	Stock Subject to the Plan. Subject to the remainder of this Section 3 and the adjustments provided for in Section 11 below, the initial maximum aggregate number of Shares reserved and available for issuance pursuant to this Plan will be 100,000,000.

In no event shall the maximum aggregate number of shares issued or reserved for issuance under this Plan exceed any state or federal limitation on the number of shares of stock that may be reserved for issuance under the Plan. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all Warrants issued and outstanding under this Plan.

If a Warrant expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to a warrant exchange program authorized by the Administrator, the unpurchased Shares which were subject thereto shall become available for future issuance or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been purchased under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares are repurchased by the Company at their original purchase price, such Shares shall become available for future issuance under the Plan.

4.	Administration of the Plan.

(a)                    Initial Plan Procedure. Prior to the date, if any, upon which the Company becomes subject to the Exchange Act, the Plan shall be administered by the Board or a Committee appointed by the Board.

(b)                    Plan Procedure after the date, if any, upon which the Company becomes Subject to the Exchange Act.

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(i)                    Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii)                  Other Administration. Other than as provided for above, the Plan shall be administered by (A) the Board or (B) a Committee, which Committee shall be constituted to satisfy applicable laws.

(c)                    Powers of the Administrator. Subject to the provisions of the Plan and in the case of specific duties delegated by the Board to such Committee, and subject to the approval of relevant authorities, including the approval, if required, of any stock exchange or national market system upon which the Common Stock is then listed, the Administrator shall have the authority, in its discretion:

(i)                  to determine the Fair Market Value of the Common Stock:

(ii)                 to determine whether and to what extent Warrants are issued hereunder;

(iii)                to determine the number of Shares to be covered by each such Warrant issued hereunder;

(iv)                to approve the terms of Agreements used under the Plan;

(v)                 to determine the terms and conditions not inconsistent with the terms of the Plan, of any Warrant issued hereunder. Such terms and conditions may include, but are not limited to, the exercise price, the time or times when Warrants may be exercised, the vesting schedule, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Warrant or the Shares relating thereto, based in each case on such factors as the Administrator in its sole discretion shall determine;

(vii)              to determine whether and under what circumstances a Warrant may be settled in cash or Shares under Section 8(b) below;

(viii)              to reduce the exercise price of any Warrant to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Warrant has declined since the date the Warrant was issued; and

(ix)                 to construe and interpret the terms of the Plan and Warrants issued pursuant to the Plan.

(d)                    Effect of Administrator’s Decision. All decisions, determinations, and interpretations of the Administrator shall be final and binding on all Holders.

5.	Eligibility.

(a)       intentionally omitted

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6.	Term of the Plan. The Plan shall become effective upon adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 13 below.

7.	Term of Warrant. The term of each Warrant shall be the term stated in the Warrant Agreement; provided, however, that the term shall be no more than ten (10) years from the date of issuance thereof.

8.	Warrant Exercise Price and Consideration.

(a)                    The per Share exercise price for the Shares to be issued pursuant to exercise of a Warrant shall be such price as is determined by the Board.

(b)                    The consideration to be paid for the Shares to be issued upon exercise of a Warrant, including the method of payment, shall be determined by the Administrator and may consist entirely of (i) cash, (ii) check, (iii) other Shares which (A) in the case of Shares acquired upon exercise of a Warrant or Stock Option have been owned by the Holder or Optionee for more than six months on the date of surrender and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Warrant or Option shall be exercised, and (C) are accompanied by delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Warrant and delivery to the Company of the sale proceeds required to pay the exercise price, (iv) a promissory note in form and substance acceptable to the Administrator, such obligation secured by such collateral as the Administrator shall determine, all in the sole discretion of the Administrator, or (v) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

9.	Exercise of Warrant.

(a)                    Procedure for Exercise; Rights as a Shareholder. Any Warrant issued hereunder shall be exercisable and shall vest at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Holder, and shall be permissible under the terms of the Plan. A Warrant may not be exercised for a fraction of a Share.

A Warrant shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Warrant by the person entitled to exercise the Warrant and full payment for the Shares with respect to which the Warrant is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8(b) above. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Warrant, notwithstanding the exercise of the Warrant. The Company shall issue (or cause to be issued) such certificate promptly upon exercise of the Warrant. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 below.

Exercise of a Warrant in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Warrant, by the number of Shares as to which the Warrant is exercised.

(b)                    Buyout. The Administrator may at any time offer to buy out for a payment in cash or Shares, a Warrant previously issued, based on such terms and conditions as the Administrator shall establish and communicate to the Holder at the time that such offer is made.

10.	Non-Transferability of Warrants. Warrants may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Holder, only by the Holder.

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11.	Adjustments Upon Changes in Capitalization.

(a)                    Changes in Capitalization. The number of Shares covered by each outstanding Warrant, and the number of Shares which have been authorized for which no Warrants have yet been issued or which have been returned to the Plan upon cancellation or expiration of a Warrant, as well as the exercise price per share of Common Stock covered by each such outstanding Warrant, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other increase or decrease in the number of issued and outstanding Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive.

(b)                    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Holder as soon as practicable prior to the effective date of such proposed dissolution or liquidation. In such event, the Administrator, in its discretion, may provide for a Holder to fully vest in their Warrant and may provide that any Company repurchase option applicable to any Shares purchased upon exercise of a Warrant shall lapse as to any or all such Shares. To the extent it has not been previously exercised, a Warrant will terminate immediately on the consummation of such proposed dissolution or liquidation.

(c)                    Corporate Transaction. In the event of a Corporate Transaction each outstanding Warrant shall be treated as set forth in the Warrant Agreement for such Warrant.

12.	Time of Issuing Warrants. The date of issue of a Warrant shall, for all purposes, be the date on which the Administrator makes the determination issuing such Warrant, or such other date as determined by the Administrator. Notice of the determination shall be given to each Investor to whom a Warrant is so issued within a reasonable time after the date of such issue.

13.	Amendment and Termination of the Plan.

(a)                    Amendment and Termination. The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would materially impair the rights of any Holder under any issue theretofore made without his or her consent. In addition, to the extent necessary and desirable to comply with Section 422 of the Code (or any other applicable law or regulation, including the requirements of any stock exchange or national market system upon which the Common Stock is then listed), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

(b)                    Effect of Amendment and Termination. Any such amendment or termination of the Plan shall not affect Warrants already issued, and such Warrants shall remain in full force and effect as if this Plan had not been amended or terminated, unless already provided for in a Warrant Agreement, or otherwise mutually agreed otherwise between the Holder and the Board, in a written agreement signed by the Holder and the Company.

14.	Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of Warrant unless the exercise of such Warrant and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and requirements of any stock exchange or national market system upon which the Common Stock is listed or traded, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of a Warrant, the Company may require the person exercising such Warrant to represent and warrant, at the time of any such exercise, that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, and make any other representation or warranty required by the Company.

15.	Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall have been obtained.

16.	Agreements. Warrants shall be evidenced by written agreements in such form as the Administrator shall approve from time to time.

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